Testing the Waters Materials Related to Series #96TIGER

From the Rally App:

#96TIGER

'96 S.I. FOR KIDS TIGER WOODS ROOKIE CARD

C.O.A. | SPECS

FINANCIALS

Initial Offering Share Price	$5.00
Number of Shares	11,000
Initial Offering Market Cap.	$55,000
Storage Location	Rally

ASSET SPECIFICATIONS

Sport	Golf
Professional League	PGA
Player	Tiger Woods

#96TIGER | $55K

SIMILAR ASSET SALES | TRADING ON RALLY

Prices are not adjusted for inflation

1M | 3M | 6M | 1Y | **ALL**

+66.7%
COMPARABLE ASSET VALUE CHANGE SINCE 08/11/2019

5
TRANSACTIONS SINCE 08/11/2019

NOTIFY WHEN ACTIVE

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Sports Illustrated for Kids #536 Tiger Woods Rookie Card (BGS 10)	8/11/2019	$30,000.00	Goldin
Sports Illustrated for Kids #536 Tiger Woods Rookie Card (BGS 10)	12/10/2020	$26,400.00	Heritage
Sports Illustrated for Kids #536 Tiger Woods Rookie Card (BGS 10)	2/14/2021	$40,000.00	eBay
Sports Illustrated for Kids #536 Tiger Woods Rookie Card (BGS 10)	2/16/2021	$55,000.00	eBay
Sports Illustrated for Kids #536 Tiger Woods Rookie Card (BGS 10)	7/7/2021	$50,000.00	eBay

COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES 1996 TIGER WOODS ROOKIE CARD

Investment Overview

•Upon completion of the Series #96TIGER Offering, Series #96TIGER will purchase a 1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10 for Series #96TIGER (The “Series 1996 Tiger Woods Rookie Card” or the “Underlying Asset” with respect to Series #96TIGER, as applicable), the specifications of which are set forth below.

•Sports Illustrated is a sports-focused magazine that began in 1954. Starting in 1989, “Sports Illustrated for Kids” began issuing an offshoot publication aimed at children. These magazines often featured sheets of nine uncut players of various sports.

•Tiger Woods is a professional golfer with 82 career PGA Tour Victories, 15 major victories, and is widely considered one of the greatest and most dominant golfers of all time.

•The Underlying Asset is a 1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10.

Asset Description

Overview & Authentication

•Eldrick “Tiger” Woods was born in Cypress, California in 1975.

•Woods became the youngest PGA golfer in 35 years at the age of 16, competing in the Nissan Los Angeles Open in 1992 and missing the 36-hole cut.

•In 1994, Woods became the youngest-ever winner of the U.S. Amateur Championship.

•In 1997, at the age of 21, Woods won the Masters Tournament — his first career Major win.

•In 2019, Woods won the Masters Tournament after an 11-year win-less drought.

•Woods is tied with Sam Snead for the most all-time PGA Tour victories with 82.

•From 1998-2005, Woods made the cut in 142 consecutive PSA Tour events, breaking the previous record of 113.

•In 2008, Businessweek named Woods No. 1 in their list of the most influential people in sports.

•In 2009, Woods was named AP Athlete of the Decade.

•The Underlying Asset has been issued a grade of GEM PRISTINE 10 by Beckett Grading Services (BGS) with Certification No. 0004022955.

Notable Features

•The Underlying Asset is a 1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10.

•The Underlying Asset is 1 of 14 1992 1996 Sports Illustrated For Kids Tiger Woods Rookie Card examples graded BGS 10.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from BGS.

Details

Series 1996 Tiger Woods Rookie Card
Sport	Golf
Professional League	PGA
Player	Tiger Woods
Year / Season	1996

Memorabilia Type	Trading Card
Manufacturer	Sports Illustrated
Rarity	1 of 14 (BGS 10)
Number in Set	#536
Authentication	Beckett Grading Services (BGS)
Grade	10
Certification No.	0004022955

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1996 Tiger Woods Rookie Card going forward.